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Exhibit 10.8

SUBLEASE AGREEMENT

        THE SUBLEASE AGREEMENT (this "Sublease"), is made and entered into as of the 16th day of March 2005, by and between Linda Judd Foss, d/b/a Law Offices of Linda Judd Foss having an office and principal place of business at 23 Corporate Plaza, Suite 200, Newport Beach, CA 92660 ("Sublessor"), and Amazing Technologies, Corp, a Nevada Corporation, having, upon the effectiveness of this Sublease, an office and a principal place of business at 23 Corporate Plaza, Suite 200, Newport Beach, CA 92660 ("Sublessee").

W I T N E S S E T H

        WHEREAS, pursuant to that certain Office Space Lease dated as of April 23, 2002, as amended October 24, 2003, (the "Master Lease") The Irvine Company (the "Master Landlord") and its successor in interest, as landlord, leased to Sublessor, as Tenant, those certain premises (the "Premises") consisting of approximately 2936 rentable square feet of space on the 2nd floor of the building located at 23 Corporate Plaza (the "Building"), which, together with such other improvements and appurtenances, if any, therein mentioned, are more particularly described in said Master Lease;

        WHEREAS, Sublessee desires to sublease from Sublessor, and Sublessor is willing to sublet to Sublessee, the Premises consisting of approximately 2936 rentable square feet of the Premises on the 2nd floor of the Building, which shall be known as Suite 200 (the "Sublease Premises"), which Sublease Premises are more particularly described on Exhibit A-l (to be attached) hereto and incorporated herein by this reference, upon the terms and conditions more fully set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee intending to be legally bound, hereby covenant and agree as follows:

        1.    Incorporation of Recitals; Definitions.    The foregoing recitals are hereby incorporated into this Sublease and made a part hereof by this reference. All capitalized terms used in this Sublease shall have the meanings ascribed to them in the Master Lease, unless otherwise defined herein. Sublessee acknowledges it has received a copy of the Master Lease.

        2.    Term.    Sublessor, for and in consideration of the rents and covenants hereinafter specified to be paid, performed and observed by Sublessee, does hereby sublease to Sublessee, and Sublessee does hereby sublease from Sublessor the Sublease Premises for a term (the "Sublease Term") commencing on April 01, 2005 (the "Sublease Commencement Date") and ending on November 30, 2006 (the "Sublease Expiration Date").

3.     Rent.

        (a)   Commencing on the Sublease Commencement Date, Sublessee shall pay as monthly rent (the "Monthly Rent") to Sublessor the Basic Rent plus Operating Expenses as defined and calculated under the Master Lease. Sublessee acknowledges that:

        from April 1, 2005 through November 30, 2005, the Basic Rent is Eight Thousand Seventy Four Dollars and 00/100 ($8,074.00) per month plus Operating Expenses of One Hundred Sixty Dollars and 39/100 ($160.39) for total Monthly Rent of Eight Thousand Two Hundred Thirty Four dollars and 39/100 ($8,234.39), from December 1, 2005 through November 30, 2006 the Basic Rent is Eight Thousand Three Hundred Sixty-Eight Dollars ($8,368.00) plus Operating Expenses of One Hundred Sixty Dollars and 39/100 ($160.39) representing the December 1, 2004 Operating Expense increase plus any additional Operating Expense increase as provided for under the terms of Master Lease, since Sublessee does not plan to occupy the space until April 15, 2005, one-half of the April 2005 base rent is forgiven and the rent due for the April 2005 period shall be Four Thousand One Hundred Seventeen dollars and 20/100 ($4,117.20).

The Monthly Base Rent shall be payable in advance on the first day of each and every calendar month during the Sublease Term to Sublessor, subject to the terms and conditions of the Master Lease. The April 2005 rent and the Security Deposit (the "Initial Payment") shall be due and payable in immediately available funds upon the oral acceptance of this Sublease by the Master Lessor. Time is of the essence in this transaction and should the Initial Payment not be made within the two (2) business day time period, Sublessee shall be deemed to be in material default.

        (b)   Sublessor may continue to retain signage on the space, and utilize space, but only upon the specific approval by Sublessee in its sole discretion and for such consideration, if any, as may be agreed to from time to time. Prior to Sublessee moving in to the space, Sublessor and Sublessee shall initial a written inventory of Sublessor's furniture and equipment to be used by Sublessee, as further described in Section 8 hereof.

        4.    Security Deposit.    Upon the oral acceptance of this Sublease by Master Lessor, Sublessee shall deposit with Sublessor, in immediately available funds, a security deposit in the amount of Seventeen Thousand Fifty-Six dollars and 00/100 ($17,056.00) (the "Security Deposit"), which Security Deposit shall be held by Sublessor as security for the faithful performance by Sublessee of each of every term, covenant and condition of this Sublease applicable to Sublessee, and not as prepayment of Rent, provided, however, that should Sublessee be in material compliance with the terms of this Sublease on November 1, 2006, the rent due November 1, 2006 shall be deducted from the Security Deposit held by Sublessor. Sublessee shall not be entitled to receive any interest on the Security Deposit. The Security Deposit shall be deposited in the Sublessor's attorney's trust account. If Sublessee shall at any time fail to keep or perform any term, covenant or payment of Rent or any other amounts due hereunder or otherwise fail to perform any of its obligations hereunder, Sublessor may, but shall not be obligated to and without waiving or releasing Sublessee from any obligation under this Sublease, use, apply or retain the whole or any part of the Security Deposit necessary for the payment of any amount which Sublessor may incur by reason of Sublessee's default or as necessary to compensate Sublessor for any loss or damage which Sublessor may suffer by reason of Sublessee's default. In the event Sublessor uses or applies any portion of the Security Deposit, Sublessee shall, within five (5) days after written demand by Sublessor, remit to Sublessor sufficient funds to restore the Security Deposit to its original sum. Sublessee's failure to so remit funds to Sublessor shall constitute a default by Sublessee under this Sublease. In the event Sublessee complies with all of the terms, covenants and conditions of the Sublease applicable to Sublessee, the Security Deposit shall be returned to Sublessee within thirty (30) days from the date Sublessor receives possession of the Sublease Premises from Sublessee.

        5.    Use and Access.    Sublessee's use of and access to the Sublease Premises shall be in accordance with the terms and conditions of the Master Lease.

        6.    Parking.    Sublessee will be provided with the ten unreserved vehicle parking spaces provided for, and pursuant to the terms and conditions set forth in the Master Lease.

        7.    Building Services.    The provisions of the Master Lease with respect to services to be provided at the Building and to the Premises are hereby incorporated into this Sublease by this reference with respect to the Sublease Premises. In no event shall Sublessor be liable to Sublessee for the interruption or discontinuance of any such services to the Sublease Premises or the Building.

        8.    Sublessee Improvements and Furniture, Equipment and Fixtures.    (a) Sublessee shall accept the premises in their current "as-is" condition. Any improvements done to the Premises by Sublessee must be first approved in writing by the Sublessor and will be done at Sublessee's expense. (b) During the term of this Sublease, Sublessee shall have the right to use desks, credenzas, filing cabinets, fax machines, and other miscellaneous items owned by the Sublessor as may be agreed to from time to time. Said items will be returned in good condition and good working order to Sublessor at the termination of this the Sublease. (c) Sublessor agrees to allow Sublessee to utilize Sublessor's phone system to the extent it can reasonably accommodate all parties utilizing the Premises. Sublessor's phone system can currently handle a maximum of six (6) phone lines and has ten (10) phone instruments. Sublessee will arrange their own phone lines to be connected to Sublessor's phone system and Sublessee will pay any associated costs with the phone system expansion. Should Sublessee require additional phone instruments or additional wiring to handle additional phone outlets, Sublessee acknowledges that it shall pay all associated costs. Sublessee acknowledges that Sublessor is not guarantying the phone system in any way, but is allowing Sublessee to use the existing phone system as a courtesy and for no consideration. Sublessee is accepting the use of the phone system on an "as-is" basis. Should Sublessee not be satisfied with the Sublessor's phone system, Sublessee has the right at any time to install its own phone system at its costs. Sublessee agrees that prior to occupying the space it shall have its own phone technician inspect Sublessor's phone system to determine the capacities of the phone system and the costs involved in adapting the phone system to meet Sublessee's needs. (d) Sublessor will assist Sublessee in arranging lobby directory and suite identification signage, after hours access cards and door keys as permitted under the Master Lease and Sublessor will pay the initial costs associated with such, but the costs of any future changes to such signage or additional access cards or keys shall be borne by Sublessee.

        9.    Master Lease.    The provisions of the Master Lease are, except as otherwise herein specifically provided, hereby incorporated into this Sublease with the same effect as if entirely rewritten herein, and shall fix the rights and obligations of the parties hereto with respect to the Sublease Premises with the same effect as if Sublessor and Sublessee were "Landlord" and "Tenant", respectively, named in the Master Lease. Sublessee hereby covenants to perform the covenants and undertakings of Sublessor as "Tenant" under the Master Lease to the extent the same are applicable to the Sublease Premises during the Sublease Term, and agrees not to do or permit to be done any act which shall result in a violation of any of the terms and conditions of the Master Lease. Sublessee agrees to indemnify and save Sublessor harmless from and against any and all loss, cost, expense and liability arising out of or relating to any violation or breach of, or default under, any provision of the Master Lease caused by any act or omission of Sublessee. Except as otherwise specifically provided herein, Sublessee is to have the benefit of the covenants and undertakings of Master Landlord as "Landlord" in the Master Lease to the extent the same are applicable to the Sublease Premises during the Sublease Term. It is expressly understood and agreed, however, that Sublessor is not in the position to render any of the services or to perform any of the obligations required of Sublessor by the terms of this Sublease, and that performance by Sublessor of its obligations hereunder are conditioned upon due performance by Master Landlord of its corresponding obligations under the Master Lease. It is further understood and agreed, therefore, that notwithstanding anything to the contrary contained in this Sublease, Sublessor shall not be in default under this Sublease for failure to render such services or perform such obligations required of Sublessor by the terms of this Sublease which are the responsibility of the Master Landlord as "Landlord" under the Master Lease, but Sublessor agrees to use commercially reasonable efforts to insure that Master Landlord performs said obligations. The term "commercially reasonable efforts" shall not include legal action against Master Landlord for its failure to so perform unless Sublessee agrees to pay its pro rata share of any and costs and expenses in connection therewith. Sublessee shall have no right with respect to any right of first negotiation, abatement of rent, options to extend, early termination rights, payment of moving allowances or parking validation booklets otherwise granted or provided to Sublessor pursuant to the Master Lease. The remaining provisions of the Master Lease shall, for the purposes of this Sublease and to the extent that same are applicable, remain in full force and effect as between Sublessor and Sublessee as provided in this Paragraph, except as said provisions have been otherwise amended or modified by this Sublease. Should there be any conflict between the terms of this Sublease as specifically set forth herein and the terms of the Master Lease which are incorporated herein by reference, the terms of this Sublease shall control.

        10.    Holding Over.    In the event Sublessee holds over in its possession of the Sublease Premises after the Sublease Expiration Date, such possession shall be deemed unlawful unless expressly consented to by Sublessor in writing, and Sublessor shall be entitled to any and all remedies in law or in equity by reason of such unlawful holding over by Sublessee. Sublessee agrees to indemnify and save Sublessor harmless from and against any and all losses, costs, expenses and liabilities incurred by Sublessor under the Master Lease by reason of any such holding over, including, but not limited to any attorneys' fees, court costs or consequential damages suffered by either Sublessor, Master Landlord or any prospective tenant or Sublessee of either party.

        11.    Notices.    All notices, requests, demands and other communications with respect to this Sublease, whether or not herein expressly provided for, shall be in writing and shall be deemed to have been duly given either (i) forty-eight (48) hours after being mailed by United States First-Class Certified or Registered Mail, postage prepaid, return receipt requested or (ii) the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another national courier service, for delivery to the parties at their respective addresses first above written, or to such other address or addresses as may hereafter be designated by either party in writing for such purposes.

        12.    Subordination; No Recordation.    This Subleasee is subject and subordinate in all respects to the Master Lease. Sublessee acknowledges that is has received and read a copy of the Master Lease and understand and agrees to be bound by all of the terms and conditions set forth therein, subject to Paragraph 9 above. In no event shall Sublessee be permitted to record this Sublease or a memorandum thereof without the express prior written consent of Sublessor and Master Landlord.

        13.    Assignment and Subletting.    Sublessee shall not, without the prior written consent of Sublessor (which consent shall be granted or withheld in Sublessor's reasonable discretion, but at all times subject to Master Landlord's consent), assign the term hereby demised, or suffer or permit it to be assigned by operation of law or otherwise, or let or underlet or permit the Sublease Premises or any part thereof to be used by others for hire.

        14.    Conditions of Sublease Premises.    Sublessee acknowledges that it has inspected the Sublease Premises demised hereunder, and is fully satisfied with their condition and accepts the same, in "as is," "where is" condition. Sublessor has made no representation or warranties of any nature whatsoever with regard to the Sublease Premises, and Sublessor shall have no obligation or duty with regard to preparation of the Sublease Premises for occupancy by Sublessees.

        15.    Insurance; Indemnification.    Throughout the Sublease Term, Sublessee shall comply with all of the insurance obligations of the "Tenant" under the Master Lease. In addition to any and all other requirements of the Master Lease with respect to insurance, Sublessee shall name Sublessor, Master Landlord and any mortgagee as additional insured. Sublessee shall indemnify, defend and save harmless Sublessor, its officers, directors, shareholders and employees from and against any and all liability, damage, expense, cause of action, suits, claims or judgments for injury or death to persons or damage to property sustained by anyone in, on and about the Sublease Premises or any part thereof, caused either directly or indirectly by Sublessee's acts or omissions. Sublessee's indemnification obligations hereunder shall survive the expiration or earlier termination of this Sublease.

        16.    Hazardous Substances.    Sublessee shall not cause or permit any "Hazardous Substances" (hereinafter defined) to be used, stored, generated or disposed in, on or about the Sublease Premises by Sublessee, its agents, employees, contractors or invitees, except for such Hazardous Substances as are normally utilized in the activities which are permitted on the Sublease Premises pursuant to the Master Lease and this Sublease and which are necessary to Sublessee's business. Any permitted

Hazardous Substances at the Sublease Premises, and all containers therefore, shall be used, kept, stored and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to any such Hazardous Substance. Sublessee shall indemnify and hold harmless Sublessor, its officers, directors, shareholders and employees from and against any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the Sublease Term from or in connection with the use, storage, generation or disposal of Hazardous Substances in, on or about the Sublease Premises by Sublessee, its agents, employees, contractors or invitees. As used herein, "Hazardous Substances" means any substance which, is toxic, ignitable, reactive, or corrosive and which is regulated by any state or local government or by the United States government. "Hazardous Substances" includes any and all material or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substances" includes, but is not restricted to, asbestos, polychlorinated biphenyls ("PCBs") and petroleum products. Sublessee's indemnification obligations hereunder shall survive the expiration or earlier termination of this Sublease.

        17.    Attorneys' Fees.    In the event any legal action is taken by either party against the other to enforce any of the terms and conditions of this Sublease, it is agreed that the unsuccessful party to such action shall pay to the prevailing party all court costs, reasonable attorneys' fees and expenses incurred by the prevailing party.

        18.    Broker.    The Brokers of record will be Karen A. Sunday & Associates, Inc. ("Sunday") for Sublessor and CRESA Partners ("CRESA") for Sublessee. Upon acceptance of this Sublease by Master Lessor, and receipt of the Initial Payment, Sunday shall be entitled to immediate payment of a fee equal to two percent (2%) of the Monthly Rent due under this Sublease and CRESA a fee equal to four percent (4%) of the Monthly Rent due under this Sublease. Said fee should be due and payable upon approval of the Sublease by Master Lessor and the clearing of the check representing the Initial Payment.

        19.    Authority.    Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Sublease.

        20.    Miscellaneous.    This Agreement and any Exhibits attached hereto:

        (a)   Contain the entire agreement among the parties hereto with respect to the subject matter covered hereby;

        (b)   May not be amended or rescinded except by an instrument in writing executed by each of the parties hereto;

        (c)   Shall inure to the benefit of and be binding upon the successors and permitted assigned of the parties hereto.

        21.    Master Landlord's Consent.    This Sublease is subject to and conditioned upon the written consent of Master Landlord to the subleasing of the Sublease Premises by Sublessor to Sublessee.

        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first about written.

SUBLESSOR:
Law Offices of Linda Judd Foss
By:	/s/ LINDA JUDD FOSS Linda Judd Foss, dba Law Offices of Linda Judd Foss
Title:	Owner
SUBLESSEE Amazing Technologies, Inc. a Nevada Corporation
By:	/s/ J. BRADLEY HALL J. Bradley Hall
Title:	Chief Executive Officer
Approved and Consented to:
MASTER LANDLORD Irvine Company, a Delaware Corporation
By:
Name:
Title:

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  Exhibit 10.8